                           STEWART ENTERPRISES, INC.
                                AND SUBSIDIARIES

               CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                  (UNAUDITED)

                                                                      Exhibit 12

                                                                               YEARS ENDED OCTOBER 31,
                                                      --------------------------------------------------------------------------
                                                         2006           2005            2004          2003           2002
                                                      ------------  ---------------  ------------  ------------  ---------------
Earnings from continuing operations before income
  taxes.............................................  $ 58,797 (3)  $ 11,991 (4)(5)  $ 49,132 (6)  $  5,173 (7)  $ 17,639 (8)(9)

Fixed charges:
  Interest charges (1)..............................    30,203        30,793           47,735        53,962        62,296
  Interest portion of lease expense (2).............     1,604         1,567            1,918         1,933         2,258
                                                      --------      --------         --------      --------      --------
Total fixed charges.................................    31,807        32,360           49,653        55,895        64,554

Earnings from continuing operations before income
  taxes and fixed charges, less capitalized interest  $ 90,034 (3)  $ 44,018 (4)(5)  $ 98,385 (6)  $ 60,749 (7)  $ 81,877 (8)(9)
                                                      ========      ========         ========      ========      ========

Ratio of earnings to fixed charges..................      2.83 (3)      1.36 (4)(5)      1.98 (6)      1.09 (7)      1.27 (8)(9)
                                                      ========      ========         ========      ========      ========

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(1)   Includes cap italized interest expense of $570, $333, $400, $319 and $316 for 2006, 2005, 2004, 2003 and 2002, respectively.

(2)   The interest portion of lease expense is one-third of total lease expense.

(3) Includes a net recovery of $1,628 related to Hurricane Katrina expenses, business interruption insurance proceeds of $3,169 related to Hurricane Katrina, a charge of $991 for separation charges related to the July 2005 restructuring of the Company's divisions and retirement of an executive officer and ($353) of gains on dispositions, net of impairment losses.

(4) Excludes cumulative effect of change in accounting principle of $153,180 (net of a $101,061 income tax benefit).

(5) Includes a charge of $9,366 for net expenses related to Hurricane Katrina, a charge of $1,507 for separation charges related to the July 2005 restructuring of the Company's divisions, $1,234 of gains on disposition, net of impairment losses and $32,822 for the loss on early extinguishment of debt related to the 2005 debt refinancings.

(6) Includes a charge of $3,435 for severance and other charges relating to the workforce reduction announced in December 2003 and separation payments to a former executive and ($225) of gains on dispositions, net of impairment losses.

(7) Includes a charge of $11,289 for the loss on early extinguishment of debt recorded in connection with the redemption of the Remarketable Or Redeemable Securities, a noncash charge of $9,562 recorded in connection with long-lived asset impairment and $2,450 of separation payments to former executives.

(8) Includes a noncash charge of $18,500 recorded in connection with the write-down of assets held for sale.

(9) Excludes cumulative effect of change in accounting principle of $193,090 (net of a $16,310 income tax benefit).

      During the periods presented, the Company had no preferred stock outstanding. Therefore, the ratio of earnings to combined fixed charges and preference dividends was the same as the ratio of earnings to fixed charges for each of the periods presented.

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